Exhibit 21.1

List of Subsidiaries of the Registrant

MVP PF Memphis Poplar 2013, LLC	MVP Minneapolis Venture, LLC	MVP Louisville Station Broadway, LLC
MVP PF St. Louis 2013, LLC	MVP Indianapolis Meridian Lot, LLC	White Front Garage Partners, LLC
Mabley Place Garage, LLC	MVP Milwaukee Clybourn, LLC	Cleveland Lincoln Garage, LLC
MVP Denver Sherman, LLC	MVP Milwaukee Arena Lot, LLC	MVP Houston Preston, LLC
MVP Fort Worth Taylor, LLC	MVP Clarksburg Lot, LLC	MVP Houston San Jacinto Lot, LLC
MVP Milwaukee Old World, LLC	MVP Denver 1935 Sherman, LLC	MVP Detroit Center Garage, LLC
MVP Houston Saks Garage, LLC	MVP Bridgeport Fairfield Garage, LLC	St. Louis Broadway, LLC
MVP Milwaukee Wells, LLC	West 9th Street Properties II, LLC	St. Louis Seventh & Cerre, LLC
MVP Wildwood NJ Lot, LLC	MCI 1372 Street, LLC	MVP Preferred Parking, LLC
MVP Indianapolis City Park, LLC	MVP Cincinnati Race Street, LLC	MVP Raider Park Garage, LLC
MVP Indianapolis WA Street Lot, LLC	MVP St. Louis Washington, LLC	MVP New Orleans Rampart, LLC
Minneapolis City Parking, LLC	MVP St. Paul Holiday Garage, LLC	MVP Hawaii Marks Garage, LLC